Exhibit 10.4

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

TRANSPONDER ENCRYPTION SERVICES CORPORATION
AMENDED AND RESTATED
SATELLITE CAPACITY LEASE

EXECUTED AGREEMENT

This Amended and Restated Satellite Capacity Lease (this “Lease”) is entered into as of September ___, 2009 (the “Execution Date”) and effective as of October 11, 2009 (the “Effective  Date”) by and between Playboy Entertainment Group, Inc., a Delaware corporation (“Playboy”), on the one hand, and Transponder Encryption Services Corporation, a Colorado corporation (“TESC”), on the other hand, and amends, restates and supersedes that certain Satellite Capacity Lease by and between Playboy and TESC dated August 21, 2006, as amended (collectively, the “Prior Agreement”).

WHEREAS, TESC is in the business of leasing satellite capacity on satellites it owns, operates, leases or otherwise accesses or manages.

WHEREAS, Playboy desires to lease certain satellite capacity from TESC for the purpose of transmitting the Services (each as defined below) in a digitally-compressed and encrypted format for receipt by end users in the Territory (as defined below).

NOW, THEREFORE, in consideration of the benefits conferred upon the parties hereto and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties mutually agree as follows:

1.	CERTAIN DEFINITIONS:

The following terms shall have the meanings set forth below:

(a)           “Adult” means any programming edited to the “X” standard (also referred to herein as a version or a rating) or higher (such as XX, XX 1/2 and XXX), as such standard is commonly referred to in the adult programming industry.

(b)           “Adult Package” means a package including one (1) or both of the Services with other Adult oriented programming services available to be purchased by Subscribers as part of a ‘cascaded’ or ‘tiered’ package of multiple services during the same discrete period of time, including without limitation the Adult Showcase.

(c)           “Adult Showcase” means the package of Adult services currently transmitted by TESC that consists of not fewer than five (5) Adult programming services.

(d)           “Affiliate” with respect to either party to this Lease means any person or entity that directly or indirectly, or through one or more intermediaries, controls, or is controlled by, or is under common control with a party to this Lease. For the purposes of this definition, the term

“Control” (including the words “controlling” or “controlled by”) shall mean the power to direct or cause the direction of the management, policies and/or affairs of a person or entity whether through the ownership of voting securities, by contract or otherwise.

(e)           “Contract Year” means each consecutive twelve (12) month period (or partial period, if any) during the Term commencing on the Effective Date.

(f)           “Distributor” means any multi-channel video program distributor (as defined in Section 76.1000 of the Federal Communications Commission rules) of a Service in the Territory that has a multi-channel video distribution business distributing broadcast and cable network channels.

(g)           “Distributor Affiliate” means an Affiliate of a Distributor which itself is not a Distributor.

(h)           “Facility” means the reception, compression and uplink facility(ies) utilized by TESC and/or its Affiliate(s) in Cheyenne, Wyoming; Gilbert, Arizona, or any additional location(s) in the continental United States designated in writing by TESC from time to time.

(i)            “Internet” means the publicly available worldwide system of interconnected computer networks that transmit data by packet switching using TCP/IP technology(ies).

(j)            “Marks” means the service marks, trademarks, trade names and logos used in connection with the Services and VOD programs that are owned by Playboy or its parent corporation Playboy Enterprises, Inc. (“PEI”), including without limitation “PLAYBOY,” “PLAYMATE,” “PLAYBOY TELEVISION,” “PLAYBOY TV,” the RABBIT HEAD DESIGN, and “FRESH!”, all of which are being licensed herein for use only in connection with the transmission of the Services in accordance with the terms and conditions contained in this Lease.

(k)           “Opt-Out Location” means each geographic area for which TESC elects, in its sole and absolute discretion, not to distribute Adult programming of a certain editing standard (as such standard is accepted by the Adult programming industry) and TESC, in its sole discretion, blocks receipt of one or both of the Services because of the editing standard or content of the Service; provided however, that TESC may only block receipt of one or both of the Services in such a geographic area, so long as TESC blocks receipt of all comparable programming in such geographic area; provided, further, that the foregoing proviso shall not apply where the programmer of such comparable programming agrees to indemnify TESC for its transmission of such programmer’s programming into any such geographic area and Playboy does not agree to indemnify TESC for its transmission of the applicable Service.

(l)            “Package Purchase” means the purchase by a Subscriber of and the intentional authorization by TESC o f the Subscriber to receive, an Adult Package.

(m)          “Pay-Per-View” or “PPV” means the ability of a Subscriber to purchase the right to view a program or block of programming provided by Playboy as part of a Service which is packaged and sold uniquely for PPV viewing for a single charge for each separate viewing. The length of the block of programming shall be designated by TESC; provided, that, unless agreed to by both parties the length of such blocks, with respect to both Services, shall not exceed one (1) calendar day. If TESC requests the ability to exceed the length limit described in the previous sentence for a promotion or other reason, the parties shall both negotiate in good faith regarding the accommodation of that request.

(n)           “PPV Purchase” means the purchase by a Subscriber of, and the intentional authorization by TESC of the Subscriber to receive, PPV programming.

(o)           “Services” means the two (2) 24 x 7 linear programming services, as delivered by Playboy to TESC, to be transmitted to Subscribers pursuant to this Lease, which Services are: Playboy TV and Fresh!, each as more fully described in Exhibit A hereto. The term Services includes all components and parts of any of the Services including, without limitation, all interactive components, graphics, scrolls or other visual graphics and all portions of the VBI (or its digital equivalent) and any commercial advertising that may air on any of the Services. Each one (1) of the two (2) above-listed programming services may be referred to in this Lease, individually, as a/the “Service.” For clarity, each use of the term Service in this Lease shall be deemed a reference to such Service in its entirety unless otherwise specifically denoted.

(p)           “Set-Top Box” means those certain conditional access and control hardware components that connect to, or are integrated as part of, a television or other video output display device (including without limitation a computer monitor to the extent that the computer providing a signal to the monitor has a video card with a television input with the purpose of the computer being used as a television; each, a “Display Device”) and also connect to the Transmission System, the content of which then is displayed on the Display Device, and which have been commercially adopted for use with the Transmission System for delivery of television programming services.

(q)           “Signal(s)” means the programming signal or feed containing programming of the Services including all video, audio, data and other components as delivered by Playboy to the Facility.

(r)           “Subscriber” means any residential or non-residential location or person in the Territory that is intentionally authorized by TESC or its designee to receive any level of television programming service or package of television programming services via the Transmission System, either directly or through a Sub-Distributor (as defined below).

(s)           “Subscription Purchase” means the purchase by a Subscriber of, and the intentional authorization by TESC of the Subscriber to receive, one or both of the Services from the Transmission System on a monthly subscription basis that automatically renews for an additional monthly period unless action is taken by a Subscriber to discontinue the monthly subscription.

(t)            “SVOD” means the receipt by a Subscriber of Service programming on a subscription VOD basis from a Playboy-selected group of video programs that are transmitted to Subscribers who have made a Subscription Purchase for that Service. Such receipt may be at no additional cost (other than the cost of the subscription of the underlying Service) or may be at an additional charge, as determined by TESC in its sole discretion, provided however that if TESC elects to charge an additional fee, such additional fee shall be deemed Gross Revenue and, thus, subject to the percentage-based Playboy’s Share of Gross Revenues provisions in Exhibit B of this Lease (but, for clarity, no minimum shall apply to such additional fee(s)). As of the Effective Date,

Playboy offers SVOD only for Playboy TV. If Playboy makes programming in the Fresh! Service available on a SVOD basis, TESC shall have the right to transmit such programming to Subscribers on a SVOD basis in accordance with the terms of this Lease, and such delivery shall be subject to *****.

(u)           “SVOD Selection” means the selection by a Subscriber of Service programming on a SVOD basis.

(v)            “Territory” means the United States of America, its territories, commonwealths and possessions including, without limitation, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

(w)           “Transmission System” means the transmission system employed by TESC to transmit audio, video, data and other programming services to Subscribers in the Territory whereby the programming satellite signal or feed is: (i) received by the Facility and (if applicable) is digitized, compressed, encrypted, and otherwise processed; and (ii) transmitted for reception by Subscribers via a Set-Top Box. For clarity, the parties agree and acknowledge that the term Transmission System is inclusive of all transmission systems used by TESC or a permitted Sub-Distributor under this Lease to transmit the Services, including any audio, data, and video included therein, including, without limitation, by means of C-band receive facilities such as SMATV systems and all forms of wireless and wire-line data distribution technology (including, by way of example but not limitation, BSS or FSS satellite regardless of frequency or band, copper wire, fiber optic and/or coaxial cable, IPTV, all forms of terrestrial wireless and any other technology either now existing or later developed) provided that such transmission terminates at a Set-Top Box. The Transmission System shall not include transmission by TESC: (1) to IP addresses via the Internet (except in connection with TESC transmitting its audio/visual signal to a Set-Top Box that is IP-enabled (“IPTV”), which is expressly permitted under this Lease), (2) via the World-Wide-Web, or (3) to personal mobile and wireless devices other than as expressly permitted under Section 3(b) below (1, 2 and 3, collectively, the “Transmission System Exclusions”).

(x)           “Video-On-Demand” or “VOD” means the ability of a Subscriber to rent a program on an ‘on-demand’ basis, such that the Subscriber can select the program, begin watching the program at any time, for a limited time, not to exceed one (1) calendar day, and utilize pause, rewind and fast forward functionality.

(y)           “VOD Purchase” means the purchase by a Subscriber of, and the intentional authorization by TESC of the Subscriber’s Set-Top Box to receive a program, on a VOD basis.

(z)           “World Wide  Web” means the hypertext transfer protocol based, distributed information system that facilitates sharing information and content via the Internet.

2.	TERM:

This Lease shall commence on the Effective Date and shall expire thirty (30) months thereafter, (April 10, 2012) unless terminated earlier in accordance with Section 11 below (the “Term”).

3.	GRANT OF RIGHTS:

(a)           Satellite Capacity Lease. TESC hereby leases to Playboy, for the sole purpose of transmitting the Services in a digitally-compressed and encrypted format, two (2) video channels of capacity on one or more Ku-Band and/or Ka-Band satellites with full CONUS coverage, which are directly or indirectly owned, operated, leased or otherwise controlled or employed in whole or in part by TESC, as such satellite(s) are designated from time to time by TESC in its sole discretion.

(b)           Transmission. Playboy hereby grants to TESC and its Affiliates, and TESC hereby accepts, the non-exclusive right, license (including without limitation the license to all copyright, trademark and other intellectual property rights appurtenant to the programming comprising the Services) and obligation throughout the Term (only as specifically set forth in this Lease) to transmit the Services in the Territory via the Transmission System for Subscription Purchases, PPV Purchases, Package Purchases, to the extent that TESC receives programming from Playboy for transmission on a SVOD basis as set forth below, SVOD Selection and, to the extent that TESC receives programming from Playboy for transmission on a VOD basis as set forth below, VOD Purchases, for viewing, exhibition and display by Subscribers. For clarity, TESC shall have the right to transmit the Services via the Transmission System to (i) residential locations, including all forms of multiple dwelling unit or communal living facilities (e.g. apartments, condos, town homes, duplexes, dormitories, retirement homes, mobile home parks, planned unit developments, master planned communities, gated residential communities, multiple dwelling units, colleges and universities and housing cooperatives), (ii) guest facilities (e.g. hotels, motels, RV parks, truck stops, and assisted living facilities) where the guest facility provides conditional access or can otherwise ensure the viewers are not minors, (iii) private [non-commercial] airplanes, recreational vehicles and commercial hauling vehicles; and (iv) to enable the transfer of any programming licensed hereunder to handheld devices that can download content from a digital recording device (but, subject to Section 3(c) below, not mobile phones or other similar wireless communications devices that could receive and decode the Signal directly, and not through a receiver or decoder). The aforementioned notwithstanding, TESC shall have no right to distribute the Services in any public area. In furtherance of and without limiting the generality of the foregoing, Playboy agrees and acknowledges that TESC shall have the right to (A) subject to the requirements of Section 3(f) of this Lease, transmit the Services in an Adult Package; and (B) authorize and de-authorize IRDs and Set-Top Boxes to receive the Services as necessary to permit transmission of the Services as allowed by this Lease.

(c)           Transmission to Computers; Transmission to Mobile Hand-held Devices. Notwithstanding the final sentence of Section 1(w) above, each of Playboy and TESC shall use its and their respective good faith efforts to negotiate and execute an amendment to this Lease, within seventy-five (75) days of the Effective Date hereof, pursuant to which TESC and/or its Affiliate DISH Network L.L.C. (“DISH”) may transmit Playboy controlled programming to the computers of Subscribers who are authenticated purchasers of a Service by Internet streaming via the World Wide Web and/or ‘pull’ technology. Until such time as the parties reach written agreement on the scope and terms of such transmission, no such rights shall be deemed granted hereunder. *****. Playboy agrees to participate in commercially reasonable discussions regarding opportunities for TESC to transmit Playboy controlled programming to the mobile hand-held device(s) (including, without limitation, cellular telephones) of Subscribers.

(d)           Packaging. TESC shall have the right to include the Services in the Adult Showcase as well as any other Adult package(s), and to sell the Services (or either of them) on an a-la-carte basis; provided however, that TESC shall have the obligation to include Fresh! in the Adult Showcase. To the extent logically consistent, TESC shall package Fresh! in other PPV packages containing at least two (2) other Adult services no less favorably than it does any other XX½ Adult service. For clarity, Playboy acknowledges that it is not logically consistent to include Fresh! in a package of all XXX services, in a package of services from a single provider, or a package comprised of services selected by a Subscriber, so long as the Subscriber has the option to select Fresh!. In addition, TESC shall have the right but not the obligation, in its sole discretion, to transmit Playboy TV in packages of non-Adult premium services. In the case of premium packages, payments between the parties shall be handled as set forth in Section A of Exhibit B for a Subscription Purchase of Playboy TV, and shall not be handled as set forth in Section B of Exhibit B. For the purpose of clarity, the allocation of Gross Revenue shown in the table in Section A of Exhibit B shall apply and not the Adult Package allocation set forth in Section B of Exhibit B. Purchases of Playboy TV in connection with such premium packages shall constitute Subscription Purchases of Playboy TV for purposes of this Lease.

(e)           Transmitted Programming. Notwithstanding anything to the contrary contained in this Lease, TESC shall have the right to transmit each of the Services to Subscribers on each of the following bases: (i) as a subscription service whereby Subscribers can make Subscription Purchases; (ii) on a PPV basis whereby Subscribers can make PPV Purchases; (iii) as part of an Adult Package transmitted for PPV Purchases and/or Subscription Purchases; (iv) if made available by Playboy, in its sole and absolute discretion, on a video on demand basis whereby Subscribers can make VOD Purchases; and (v) to the extent made available by Playboy in its sole and absolute discretion, on a SVOD basis made available to Subscribers either for no charge or for a fee.

(f)            Signals. In addition to and without limiting the generality of the grant of rights contained above, TESC shall have the right and license to receive the Services at the Facility and to digitize, compress or otherwise technologically manipulate the Signals, as received at the Facility, and transmit the technologically modified Signals via the Transmission System to Subscribers in the Territory.

(g)           Transport. In addition to and without limiting the generality of the grant of rights contained in this Lease, to the extent not prohibited by Law, TESC and its Affiliate EchoStar Holdings Corporation shall have the right and the license to transport and arrange for the transport of the Signal for a Service to third parties who gain rights to such Service independent of TESC including, without limitation, to cable system operators (both franchised and non-franchised); provided, that if, within thirty (30) days after receipt by TESC from Playboy of written notice that any such third party is not complying with any material requirements, restrictions, or limitations contained in such party’s agreement with Playboy, the third-party operator still is not complying with the applicable provision, then TESC shall cease delivery of the Services to the third-party operator; further provided, that Playboy shall indemnify TESC in accordance with the Indemnification section of this Lease for any such termination to the extent that such termination is in breach of Playboy’s contract with such third party or otherwise unlawful.

(h)           Sub-Distribution. In addition to and without limiting the generality of the grant of rights contained in this Lease, TESC and its Affiliate DISH shall have the right and the license to sub-distribute, re-sell and/or otherwise retransmit the Services to Distributors who do not offer the Services over platforms that are Transmission System Exclusions (collectively, “Sub-Distributors”) including, without limitation, cable system operators and service providers to developments such as master planned communities, gated residential communities, homeowners’ associations, multiple dwelling units, colleges and universities, and housing cooperatives (which sub-distribution may include sub-distribution to parties that may use various technological methodologies to obtain and distribute the Service including, without limitation, C-band receive facilities such as SMATV systems and all forms of wireless and wire-line data distribution technology such as BSS or FSS satellite regardless of frequency or band, copper wire, fiber optic, or coaxial cable and all forms of terrestrial wireless either now existing or hereafter developed); provided, that TESC shall not subdistribute, re-sell, and/or sublicense a Service to a franchised cable television system that has more than five thousand (5,000) contiguous Subscribers without the prior written consent of Playboy. Distribution under this paragraph must be performed by Sub-Distributors (i) using a method whereby the distribution terminates at a Set-Top Box, (ii) using a method that does not include the use of technologies that are Transmission System Exclusions, and (iii) who have technology to provide conditional access and parental controls protection that is at least equivalent to that used by TESC.  If, within thirty (30) days after receipt by TESC from Playboy of written notice that a Sub-Distributor is not complying with an applicable material term of this Lease, or of TESC otherwise becoming aware that a Sub-Distributor is not complying with an applicable material term of the Lease, the Sub-Distributor still is not complying with the applicable term, then TESC shall cease delivery of the Service to the Sub-Distributor; provided, that TESC shall use reasonable efforts to immediately cease transmission to any Sub-Distributor that TESC has knowledge is delivering a Service in violation of applicable Law. All revenues received by TESC from Sub-Distributors attributable to the Services, and any VOD Purchases, if applicable, shall be included in the calculation of Gross Revenues and all Subscribers receiving the Services through Subdistributors shall be counted for purposes of Section 5(a) of the Lease and Section (C) of Exhibit B. In addition, TESC shall have the right but not the obligation to receive the Signals from any other Distributor. TESC shall contractually require that Sub-Distributors comply with all applicable obligations imposed upon TESC for distribution of the Services to its Subscribers under the Lease, including without limitation, Section 5 (DELIVERY AND TRANSMISSION OF THE SERVICES) and Section 8 (MARKETING AND USE OF MARKS). TESC shall indemnify Playboy in accordance with the Indemnification section of this Lease for any claims relating to TESC’s sub-distribution of either Service.

(i)            Marketing. In addition to and without limiting the generality of the grant of rights contained above, TESC and the retail distribution network of it or its Affiliates shall have the right and the license, but, except as expressly provided in this Agreement, not the obligation, to advertise, promote, publicize, market and offer the Services in the Territory to Subscribers and potential Subscribers pursuant to the terms and conditions contained in this Lease.

(j)            Spillover. Notwithstanding the definition of Territory, Playboy understands and agrees that the Signals, when transmitted from a satellite, may extend beyond the geographic boundaries of the Territory and that such ‘spill-over,’ in and of itself, shall not constitute a breach of this

Lease; provided that TESC does not knowingly authorize the receipt of the Services outside the Territory.

(k)           Interactive. TESC and Playboy agree to negotiate in good faith to transmit a Playboy interactive product. TESC agrees that it shall not treat Playboy less favorably with respect to an interactive product than it treats other providers of Adult programming with respect interactive products.

(l)           *****

(m)           Reservation of Rights. Subject to and without limiting subsection (1) if this Section 3 in any manner whatsoever, all rights not expressly granted by Playboy to TESC shall be specifically reserved by Playboy. Additionally, except as expressly set forth in this Agreement, Playboy does not, directly or by implication, by estoppel or otherwise, grant to TESC any rights or licenses, and TESC shall not have any ownership rights in any intellectual or tangible property of Playboy, including derivative works (as defined in the United States Copyright Act of 1976, Title 17 USC Section 101 et seq.) or any intellectual property rights related thereto, whether by implication, estoppel, or otherwise.

4.	THE SERVICES:

(a)           The Services. The Services shall consist of the programming set forth in Exhibit A.

(b)           Limitations. Playboy agrees that no Service (including any advertising contained in the Service and any Audiotext Spots, as defined below) will contain religious programming. The Services may only contain spots promoting Playboy’s audiotext (i.e., “900” number) offerings and live chat offerings (the “Audiotext Spots”) as follows: (x) if the break is ***** in length, Audiotext Spots shall not exceed ***** during such break; and (y) if the break is ***** in length, Audiotext Spots shall not exceed ***** during such break; provided, that, in either case, Playboy shall not interrupt any movies or shows to air the Audiotext Spots. Playboy agrees that there shall not be ***** of Audiotext Spots on any of the Services during any ***** period.

(c)           PPV Purchases. Playboy shall schedule the programming contained on the Services such that it is substantially suitable for PPV Purchases. Specifically, Playboy shall make reasonable efforts to provide the programming contained in Playboy TV in ***** and the programming contained in the other Services in *****; provided that, upon agreement of the parties, such time period ‘blocks’ may be adjusted.

(d)           Advertising. In addition to Playboy’s right to schedule Audiotext Spots, Playboy shall have the right to include third party advertising on each of the Services up to ***** (collectively, “Third Party Advertising”); provided, that in the event that Playboy includes Third Party Advertising, TESC shall have the right to ***** via the insertion of its own commercial, promotional or other announcements (each an “Avail”); *****. “Prohibited Third Party Advertising” means third party advertising *****. In the event that Playboy includes Third Party Advertising in the Service(s), Playboy ***** to enable TESC or its Affiliate to insert its commercial announcements. *****; provided, that nothing shall prevent Playboy from complying with any court or governmental agency requirement for distribution of content regarding methods of protecting under age viewers from gaining access to the Services. The

Services shall not include any advertising or messages which in any way disparage TESC, any Affiliate of TESC or the Transmission System either specifically or satellite distribution, generally. *****. Except as specifically provided herein, Playboy shall not black out any programming that airs on either of the Services and the Services shall not include any programming for which Playboy seeks a surcharge or additional fee of any kind. In addition to and without limiting any other rights and remedies TESC may have, TESC shall have the right to declare Playboy in breach of this Lease if Playboy violates any of the foregoing ***** following written notice to Playboy from TESC and Playboy’s failure to withdraw the programming in question within ***** of receiving the written notice. No Avail shall: 1) include any advertising or messages which in any way disparages Playboy or any Affiliate of Playboy, 2) include any calls to action or similar messages (except with regard to viewer participation related to the programming on any Service) that Playboy has not agreed to in advance and in writing, and 3) promote any Adult programming service not affiliated with Playboy (excluding, for clarity, any advertisements for the Adult Showcase or other Adult Package or premium package containing a Service).

(e)            Second Service. Playboy agrees that it will not use any of the Services to nest or incubate another programming service within such Service (a “Second Service”), nor will it ‘clone’ a Service into a Second Service by duplicating programming from the Service on to any such Second Service and/or by removing programming from the Service and distributing it on such Second Service, unless Playboy grants to TESC the right, exercisable in TESC’s sole discretion, to transmit the Second Service on terms no less favorable than those granted to any Distributor of the Second Service. TESC shall have no obligation to transmit a Second Service. Nothing in this paragraph will prohibit Playboy from using a branded block of programming on the Services. Notwithstanding the foregoing, TESC acknowledges that Playboy may cross-utilize up to ***** of the programming content from Fresh! on one (1) or more other Playboy controlled service(s), and agrees that such cross-utilization shall not be a breach of this subsection (e).

(f)            Same Programming Requirement. Taking into account time zone differences, during the Term each feed of the programming on each of the Services, as delivered to TESC at a given point in time, shall be the same as that feed of programming delivered by Playboy to all Distributors in the Territory at such point in time; except that the Services may contain customized branding particular to a specific distributor, and that any such customization does not modify any shows (as opposed to interstitial time between shows) in a material way. If Playboy does provide any customization, then TESC shall have the unconditional right to transmit the programming included in the Services customized in a similar fashion as Playboy is providing to Distributors in the Territory on the same terms and conditions, and Playboy shall ensure that such programming is delivered to TESC in accordance with the delivery terms contained herein. TESC, at its option, shall transmit any additional feeds of the Services (including, without limitation, any additional time zone feeds or any SAP feeds) without any reduction of rent earned by TESC provided for in this Lease; provided, that in the event that Playboy would incur material costs and expenses to provide TESC any such additional feeds, Playboy shall notify TESC in writing thereof, and the parties shall discuss, in good faith, the terms and conditions governing the provision of such additional feed(s) to TESC.

(g)           Closed Captioning. Playboy agrees that during the Term it shall, at its sole expense, include as part of the Signals closed-captioning and video-descriptioning to the full extent required by any current or future federal, state or local law, rule or regulation (collectively, the “Law”), and to the extent required to ensure that TESC is in compliance with all such Laws, regardless of whether such Law imposes the obligation to include closed captioning or video descriptioning, as applicable, on Playboy or TESC. Playboy acknowledges and agrees that neither TESC nor any of its Affiliates, shall have any liability in connection with Playboy’s failure to prepare, insert or include closed-captioning or video descriptioning, as applicable, in the Services as required by this subsection. Playboy also agrees to cooperate with TESC on a commercially reasonable basis to the extent necessary and desirable to establish compliance with any such Laws, and Playboy shall provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with such Laws in a timely manner. Claims arising out of violations of this subsection are subject to the indemnification provisions of this Lease.

(h)           Rating Information. During the Term, Playboy shall, at its sole expense, include as part of the Signals ratings information or other such data in compliance with the voluntary-participation FCC parental ratings guidelines (the “Ratings Guidelines”) and any applicable Laws that would enable Subscribers to exercise parental controls over the programming on the Services, and such ratings information or other data shall be compatible with Set-Top Boxes and standard industry interactive technology implementing parental controls. Playboy shall provide complete, accurate program rating data to TESC’s designated data provider as requested, or as otherwise required in this Lease. Playboy acknowledges and agrees that neither TESC, nor any of its Affiliates, shall have any liability in connection with Playboy’s failure to prepare, insert or include or program rating information in the Services as required by this subsection. Playboy also agrees to cooperate with TESC on a commercially reasonable basis to the extent necessary and desirable to establish compliance with any such guidelines or Laws, and Playboy shall provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with such guidelines and Laws in a timely manner. Claims arising out of violations of this subsection are subject to the indemnification provisions in accordance with the terms of the “Indemnification” section of this Lease.

(i)            Other Laws. In the event that any programming on a Service is regulated by any Law other than those specified above that is applicable to TESC or its Affiliates, then Playboy shall comply with the Law, ensure that the Services comply with the Law and provide TESC with all documents reasonably necessary for TESC to demonstrate compliance with the Law in a timely manner.

(j)            Streaming. *****. Playboy shall make commercially reasonable efforts to differentiate the Service from the content that Playboy streams over the Internet (excluding the content that Playboy makes available, in conjunction with Distributors, to the computers of authenticated Playboy TV subscribers).

(k)           Deviation. if for any reason, TESC, in good faith, determines that a Service includes programming prohibited in this Section 4 (a “Deviation”), TESC shall provide Playboy with written notice stating the basis for such Deviation. If such Deviation has not been cured within ninety (90) days from the date TESC provided such notice, TESC shall have the right, without limiting any rights or remedies, at its sole option to: 1) preempt the Deviation, if such Deviation is less than *****, or 2) discontinue transmission of such Service if such deviation is greater than

*****. The foregoing right shall be in addition to any other rights or remedies available to TESC in this Lease.

(l)            Preemption. In the event that TESC reasonably determines that an individual program provided by Playboy as part of a Service has a reasonable likelihood of materially damaging TESC or any of its Affiliates as a result of governmental actions or lawsuits brought by third parties, then TESC shall notify Playboy of the potential issue in writing as soon as practicable. Should Playboy elect to not remove the program in question from the Service, then TESC shall have the right to pre-empt the offending program, and to prevent its transmission to Subscribers.

(m)           Certificate of Compliance. Within thirty (30) days of receipt of a written request by TESC at any time during the Term (but in no event more than once per calendar year), Playboy shall deliver to TESC written certification (i) of its compliance or non-compliance (as the case may be) with this Section 4 signed by an officer of Playboy.

(n)           Remedies. Playboy acknowledges that its substantial compliance with the material provisions of this Section 4 is of the essence to this Lease.

5.	DELIVERY AND TRANSMISSION OF THE SERVICES:

(a)           TESC’s Transmission Obligation. As of the Effective Date, TESC already transmits the Services. Subject to and without limiting the Opt Out Location provisions of this Lease, during the Term, TESC shall make each Service available to all permitted Subscribers (authorized hereunder) then in good standing. For clarity, Playboy agrees and understands that, notwithstanding anything to the contrary set forth herein, TESC has no obligation to transmit the Services in any manner which is now, or at any time hereafter may be, prohibited under applicable local, state or federal laws and regulations, including without limitation statutes, laws, rules, regulations and orders enforced, administered, promulgated or pronounced by the Federal Communications Commission or any successor agency thereto, as amended from time to time.

(b)           Delivery by Playboy.

(i)           Delivery of Signals. Playboy shall, at its own cost and expense, transmit to TESC for receipt by the Facility, the Signals with a high degree of video and audio quality, which in any event shall be in accordance with TESC’s reasonable technical requirements and in compliance with industry standards of the Adult content industry. Further, Playboy shall, at its own cost and expense, (A) transmit the Signals to the Facility using a domestic communications satellite commonly used for the transmission of pay television programming which is receivable at all times during the Term by the Facility without additional expense to TESC; (B) fully encode and scramble the Signals using technology, standards, practices and procedures which are generally accepted throughout the pay television industry; and (C) have in place appropriate back-up transponder space on a second domestic communications satellite. TESC acknowledges that Playboy is providing the Signals for the Services to TESC as of the Effective Date. Except as otherwise expressly provided in this “Delivery by Playboy” subsection or any other part of the Lease, all costs and expenses incurred with respect to reception of the Services from the satellite by the Facility and its transmission shall be borne by TESC.

(ii)           Change in Delivery Method. Playboy may, from time to time, change the satellite being used for transmission of one or both of the Signals; provided, that any satellite used by Playboy to transmit a Signal shall be a domestic communications satellite commonly used for the transmission of pay television programming that is receivable at all times by the Facility. In the event of any such proposed change, Playboy shall provide TESC with at least ninety (90) days’ prior written notice of the proposed effective date of such proposed change; provided, that if such a change is the result of a force Majeure, Playboy agrees to provide TESC with written notice as soon as reasonably practicable. If, as a result of any change as set forth herein, TESC will incur out-of-pocket expenses for additional satellite receiving or other equipment needed to receive or transmit a Service, Playboy agrees within ten (10) days of receiving such notice from TESC of such expenses either to provide the necessary equipment (at Playboy’s sole discretion) or to contribute a pro rata portion of such additional equipment expense, which shall be determined by multiplying the total amount of such expense by a fraction, the numerator of which shall be one (1) for each affected Service and the denominator of which shall be the number of cable program services to be received and transmitted by TESC from such new satellite as of thirty (30) days after the effective date of such change.

(iii)           Encryption Change. If Playboy proposes to change the method by which the Signal of a Service is encoded, scrambled or digitized to a method different from that by which it is encoded, scrambled or digitized as of the Effective Date, Playboy will give TESC at least ninety (90) days’ prior written notice of the effective date of such proposed change. If, as a result of such change, TESC will incur out-of-pocket expenses for additional decryption, decoding or digitization equipment, Playboy agrees within ten (10) days of receiving such notice from TESC of such expenses either to provide the necessary equipment (at Playboy’s sole discretion) or to reimburse TESC for such expenses; provided, that Playboy’s reimbursement of such expenses shall be pro rated in the manner set forth in Section 5(b)(ii) above in the event that such additional decryption, decoding, or digitization equipment is shared among the Services and other cable program services.

(c)           Programming Schedule. Playboy shall use its commercially reasonable efforts to provide to TV Guide Data Solutions, Inc. (a subsidiary of Gemstar-TV Guide International, Inc.) and TV Data (a subsidiary of Tribune Media Services, Inc.) the metadata information necessary to allow these entities to provide an accurate description of programming to be included in the Services (not including the SVOD and VOD offerings.) Guide information for the SVOD and VOD offerings will be provided in the metadata file that is provided with the SVOD and VOD programming. Nothing in this paragraph will prevent Playboy from changing the programming contained on the Services; provided that Playboy will use commercially reasonable efforts to update guide information on a timely basis. Playboy shall: (i) ensure that the time blocks available for viewing are correctly mapped to the length of any given movie or feature, and (ii) provide complete, accurate and timely program schedules and program rating data to TESC’s designated data provider (currently Tribune Media Systems), as that data provider may be changed from time to time, at least eight (8) weeks in advance of the air date as transmitted by TESC. Playboy will use commercially reasonable efforts to accommodate a request by TESC to alter the start time of any program as requested from time to time in advance and in writing by TESC or its Affiliates. In the event that it is not commercially reasonable for Playboy to accommodate such a request, the parties will work together in good faith to resolve the issue that caused TESC to request the start time alteration.

(d)           Transmission by TESC. Playboy acknowledges that TESC may digitize, compress and encode the Signals and that, on occasion, the Transmission System may be down for maintenance. Neither such digitizing, compression and encoding, or such maintenance downtime shall be deemed a prohibited interruption or alteration of the Services. TESC may provide Subscribers with, and provide the Services using, VCR or PVR-like functionality.

(e)           Reservation of Rights to Bandwidth. TESC agrees to transmit the principal video and accompanying audio portions of the Signal (the “Primary Signal”). TESC reserves all rights in and to, and reserves all rights to use, all parts of each Signal, other than the Primary Signal, including without limitation any portions of the bandwidth that may be created or made useable as a result of the digitization or compression of the Signal and including without limitation, audio sub-carriers and all lines of the vertical blanking interval (“VBI”) (and/or its digital equivalent) from the Facility through to Subscribers. Nothing contained in this Lease shall restrict TESC from using any and all of the bandwidth of a Signal from the Facility through to Subscribers by any means or for any purpose so long as the use does not materially degrade or interfere with the quality of the Primary Signal. Notwithstanding the foregoing, TESC shall transmit to Subscribers who order the Services: (i) all data or information that the FCC or any applicable Law requires TESC to transmit in an industry-standard format reasonably specified by ESC; (ii) up to one (1) second language audio for the programming then being transmitted; and (iii) program content advisory materials for the programming then being transmitted (“Required Materials”). Notwithstanding anything to the contrary contained in this Lease, TESC shall have the right, but not the obligation, to transmit any material, information, data, images, sounds or features contained or embedded in or around any portion of the feed provided to TESC for the Signals that is not part of the Primary Signal or part of the Required Materials; provided, that such use does not materially degrade or interfere with the quality of the Primary Signal.

(f)           Embedding. Playboy shall not embed any information, data, images, sounds or features into or around any portion of the Signal for a Service (collectively, “Embedded Information”) that is not related to the Service. Playboy agrees that it shall not include any Embedded Information that cannot be removed and/or blocked by the Transmission System using equipment then-existing and available at the Facility. Playboy hereby consents to such removal and blocking, and agrees to provide to TESC assistance and information reasonably requested by TESC with respect to the removal and/or blocking, as long as the removal and/or blocking will not remove, block, interfere with or impede in any way the Primary Signal or the Required Materials. If TESC removes Embedded Information, TESC shall have the right to send equivalent information through some other part of its broadcast system than the Signal. If the equipment required for removal or blocking is commonly used in the cable television industry by DBS providers, TESC shall be responsible for obtaining the equipment. Notwithstanding the foregoing, Playboy agrees that, other than Required Materials, it shall not include any Embedded Information that would impede, interfere with or degrade the function of any hardware, software, firmware or any other equipment or device used by TESC or its Affiliates or degrade the Primary Signal. Playboy represents that, other than the Required Materials, it is not currently engaged in embedding any Embedded Information, and Playboy agrees that is shall provide TESC with ninety (90) days advance written notice (or such shorter time as is practicable under the circumstances) of its intention to embed any Embedded Information prior to commencement of such embedding, which notice shall describe with specificity the information Playboy intends to embed and the technical placement of the information within a Signal. Provided that Playboy provides

TESC with notice as required by this Section, and provided that such materials can be stripped by TESC as set forth in this Section, TESC consents to the embedding by Playboy of DRM material in the Signals. Further, Playboy agrees that after commencement of the embedding, it shall provide TESC with at least one hundred twenty (120) days advance written notice (or, if shorter, the maximum length of time that is practicable under the circumstances) of its intention to change any of the Embedded Information and/or the technical placement of the Embedded Information within a Signal. Notwithstanding the forgoing, the signal distribution capacity contained within the bandwidth of each Signal between Playboy’s transmission point and the Facility or other first downlink facilities shall belong exclusively to Playboy. Notwithstanding anything to the contrary contained in this Section, Playboy agrees that it shall embed in the Signal of each of Services program rating data (for standard definition, such data shall be delivered in accordance with CEA 608-C (or its then-current successor); for high definition, Playboy shall provide CEA 608-C (or its then-current successor) compatibility data within CEA-708-B (or its then-current successor) structures as described in CEA 708-B or its then-current successor).

(g)           Interruption or Alteration of Services. Except as otherwise provided herein, the Services shall be transmitted to Subscribers by TESC as they are delivered by Playboy to TESC, without interruption or alteration. Playboy acknowledges that TESC or its Affiliates may digitize, compress and encode the Signals and that, on occasion, the Transmission System may be down for maintenance (for the minimum amount of time necessary). Neither such digitizing, compression and encoding, or such maintenance downtime shall be deemed a prohibited interruption or alteration of a Service. Subject to the remainder of this Section 5(g), TESC shall not, and shall not authorize other persons to, copy, tape, or otherwise reproduce any part of a Service for commercial use without Playboy’s prior written authorization. Neither TESC nor any person transmitting the Service in accordance herewith shall be responsible or liable for home recording of all or any part of a Service by Subscribers. This Section 5(g) will not be deemed to restrict or prohibit Subscribers from using VCR or PVR-like functionality with respect to the Service (e.g., time-shifting, pausing, fast forwarding or rewinding the programming that airs on the Service), which is expressly permitted.

(h)           Security. TESC shall employ commercially reasonable security systems to prevent theft, pirating and unauthorized exhibition of the Services. TESC shall further employ commercially reasonable parental control technology to protect against minors obtaining access to the Services. TESC shall contractually require that Sub-Distributors agree to comply with this Section.

(i)            DRM. If TESC implements a digital rights management (“DRM”) system, TESC shall negotiate in good faith with Playboy to allow Playboy to participate in the DRM with respect to the Services.

(j)            Public Distribution. TESC shall not knowingly permit, and shall take appropriate and commercially reasonable precautions to prevent any use of the Services transmitted by TESC by any party which is not a Subscriber who has made a Subscription Purchase, PPV Purchase or VOD Purchase, and will further use reasonable efforts to prevent any public distribution of the Services by Subscribers to the extent that TESC becomes aware of such distribution. TESC shall contractually require that Sub-Distributors agree to comply with this Section.

6.	RENT:

(a)           Rent. TESC shall collect payments from Subscribers in connection with Subscription Purchases, PPV Purchases, Package Purchases and, if applicable VOD Purchases and SVOD Selections and shall retain the amounts of Gross Revenues set forth in Exhibit B as Rent.

(b)           Gross Revenues. For purposes of this Lease, “Gross Revenues” means the aggregate amount received by TESC, its Affiliates or Sub-Distributors from Subscribers in connection with PPV Purchases, Subscription Purchases, VOD Purchases, SVOD Selections and Package Purchases of programming on all of the Services, including any amounts received as payment for partial months of Subscription Purchases, but shall not include any amounts collected in connection with taxes, assessments, or other fees imposed by any governmental or quasi-governmental authority. Additionally, and without limiting the generality of the foregoing, the parties agree that Gross Revenues shall not include *****. The parties agree that TESC may, in its sole discretion, credit the account of any Subscriber in connection with a cancellation, postponement or delay by the Subscriber, a technical difficulty which impedes or impairs the Subscriber’s reception, or any other problem which adversely affects the quality of the Subscriber’s receipt of a Service (each a “Refund”) and that the amount of any such Refund shall be deducted from Gross Revenues for purposes of calculating Gross Revenues. TESC may in its reasonable discretion reduce Gross Revenues to adjust for ***** from Subscribers, which adjustment may be made in accordance with TESC’s standard accounting practices for recognition of such ***** (i.e. as a percentage of revenue across all pay per view orders and not limited to the Services), but in no event shall such adjustment for ***** exceed *****. TESC will provide Playboy details of such ***** calculation in the reports described in Section 7(a). Under no circumstances will any revenues attributable to the following be regarded as Gross Revenues: (i) revenues from TESC’s and/or any of its Affiliates’ test sites; provided, that each such test is available for viewing only by requesting age-verified adults and does not violate any and complies with all Laws; and (ii) *****; and (iii) equipment fees or charges, monthly fees or related amounts paid by Subscribers that are not directly attributable to the viewing of a specific Service (except that monthly subscription fees payable for viewing an Adult Package shall be included as set forth in this Lease). TESC agrees that it shall, during the Term, provide to one location of Playboy’s choosing a free feed of the Services and the other Adult programming services transmitted by TESC.

(c)           Payment by TESC. Beginning as of the Effective Date, TESC shall remit to Playboy all amounts of Gross Revenue that it is not entitled to retain as Rent or otherwise under this Lease no later than sixty (60) days after the end of each calendar month during which the Reporting Period (as defined in Exhibit B) during which TESC receives such amounts ends. TESC shall remit such funds by check made payable to Playboy sent by ordinary mail, overnight courier, or electronic transfer to the address set forth for payments below the signature block of this Lease (or such other address as Playboy may direct in writing). Any amounts not paid by TESC when due shall accrue interest at the rate of one and one-half percent per month or at the highest lawful rate, whichever shall be the lesser, compounded monthly from the date such amounts were due until they are paid.

7.	REPORTS; AUDITS:

(a)           Reports. No later than sixty (60) days after the end of each calendar month during which a Reporting Period ends during the Term, TESC shall deliver to Playboy a report setting forth for the corresponding Reporting Period: (i) Gross Revenues and actual subscribers figures for each unique retail rate from Subscription Purchases for each Service; (ii) Gross Revenues and actual buy figures from PPV Purchases for each Service; (iii) Gross Revenues and actual buy figures, including title by title reporting for each unique retail rate from Fresh! VOD Purchases; (iv) Gross Revenues and actual buy figures for each unique retail rate from SVOD Selections; (v) Gross Revenues quotients and actual buy figures from Package Purchases; (vi) the amount of Rent paid by Playboy and retained by TESC; (vii) the amount of any monies remitted to Playboy as Playboy’s share of Gross Revenues (viii) the name and location to whom TESC is transporting the Signal of the Services.

(b)           Playboy’s Audit Rights. TESC agrees to keep and maintain accurate books and records of PPV Purchases, Subscription Purchases, Package Purchases, SVOD Selections, VOD Purchases, Gross Revenues, including in connection with subdistribution of the Services via Subdistributors. During the Term and for one (1) year thereafter, Playboy shall have the right, upon at least sixty (60) days prior written notice, and at Playboy’s expense, to conduct an audit of TESC’s books and records that are reasonably necessary to verify the accuracy of the such amounts, compliance with all terms and conditions contained in this Lease and any reports by TESC; provided, that the audited books and records shall be limited to only records relating directly to (i) Playboy and (ii) Adult Packages containing one (1) or both of the Services (provided that, in no event shall TESC be required to disclose personally identifiable subscriber information to Playboy or its auditor under any circumstance whatsoever). The audit shall be conducted by an independent nationally-recognized certified public accounting firm selected by Playboy and approved by TESC, not to be unreasonably withheld, conditioned or delayed and the audit firm shall execute a non-disclosure agreement acceptable to TESC, in its reasonable discretion. TESC hereby approves Cable Audits Associates for the foregoing purposes. Any audit shall be conducted during TESC’s regular business hours (such hours to be determined in TESC’s sole discretion) at TESC’s office where the records are regularly maintained. Playboy’s right to perform an audit shall be limited to once in any consecutive twelve (12)-month period, and Playboy shall not be entitled to audit for any particular time period more than once unless, in each instance, specific follow-up audits are required because of a bona fide dispute. Any audit shall be limited to the books and records of the preceding and current year only. Playboy shall provide the results of any audit to TESC within four (4) months of completing the audit and any such information shall be deemed the confidential information of TESC pursuant to the “Confidentiality” section of this Lease. All TESC reports, books and records, and the results of any audit, shall be deemed Confidential Information for purposes of the “Confidentiality” section of this Lease. Playboy shall submit any claims of non-compliance as a result of an audit to TESC in writing within four (4) months after the auditors leave TESC’s offices; otherwise, Playboy shall have waived its right to such claim. Any audit hereunder shall be deemed completed upon the auditors completing their field work at TESC’s offices (unless TESC fails to reasonably cooperate with the audit and auditors in terms of provided information required hereunder and excluding any subsequently discovered data that would have an impact on the auditor’s findings and report). Any claim as a result of an audit shall be limited to the current year and the immediate preceding year. In addition, *****, then TESC shall reimburse Playboy for the reasonable and documented costs and expenses of Playboy’s inspection and audit. Notwithstanding anything to the contrary contained in this subsection, under no circumstances shall Playboy’s auditor be entitled to provide Playboy with any information that reveals the identity of any third party to the extent such revelation would violate the confidentiality or other express provisions of any of TESC’s or its Affiliates’ agreements with third parties.

8.	MARKETING AND USE OF MARKS:

(a)           Marks. Subject to the terms and conditions of this Lease, Playboy hereby licenses to TESC and its Affiliates, and TESC and its Affiliates shall have the limited right to use, the Marks to promote the Services and the Transmission System. Additionally, TESC shall have the right to provide the Marks to any Affiliate’s third party retail distribution network as well as any other third parties who are selling the Services by or through TESC or its Affiliates (including by way of example but not limitation, Sub-Distributors). TESC acknowledges that the Marks, any other of Playboy’s names, trade names, service marks, trademarks and/or logos (including, without limitation, the names, titles or logos of certain programs that appear in the Services and any subsequently selected names or marks for the Services) are the exclusive property of Playboy and its suppliers and that neither TESC nor its Affiliates have or will acquire any proprietary or other rights in the Marks other than the right to use as set forth in this Lease. TESC further acknowledges the great value of the goodwill associated with the Marks and the public renown and recognition of the same, and that the Marks have a distinctiveness and a secondary meaning that is firmly associated in the minds of the trade and general public with Playboy, and that any goodwill in the Marks which may be created through the use of the Marks by TESC or an Affiliate shall inure to the sole benefit of Playboy. Upon execution of the Lease, Playboy shall provide to TESC usage guidelines with respect to the use of the Marks. Except as provided in this Lease, TESC and its Affiliates shall at no time adopt or use, without Playboy’s prior written consent, any variation of the Marks in contravention of the usage guidelines, or any word or mark likely to be similar to or confused with a Mark; provided, that once Playboy has approved a use of a Mark, TESC and its Affiliates shall have the right to continue use of the Mark in the same or substantially similar way unless Playboy sends TESC written notice that such usage is no longer permitted. TESC shall not modify or manipulate a Mark without the prior consent of Playboy. TESC shall submit to Playboy for approval any of TESC’s or its Affiliates’ promotional materials mentioning or using the Marks, other than those mentioning or using the Marks in conformance with the usage guidelines and other than materials provided by Playboy, if any, which approval shall not be unreasonably withheld, conditioned or delayed; provided such materials are otherwise in compliance with this subsection. Uses of the Marks in routine promotional materials such as program guides, program listings and bill stuffers, or in a manner previously approved by Playboy, shall be deemed approved for all subsequent uses unless Playboy specifically notifies TESC to the contrary. Where approval by Playboy is required, TESC and its Affiliates shall submit any initial use of the Marks to Playboy for Playboy’s prior written approval at least ten (10) business days prior to their intended distribution. Any such approval must be granted or withheld within ten (10) business days of Playboy’s receipt of materials for approval, provided that a lack of response from Playboy shall not be deemed disapproval; provided however, that in the event that Playboy does not reply, TESC may resubmit the materials to Playboy for approval and failure by Playboy to respond within (5) business days of Playboy’s receipt of such resubmission shall be deemed approval. Playboy’s disapproval for the purposes of this Section may be given telephonically. Any promotional materials provided by Playboy to TESC shall be deemed automatically approved, but only for the purpose and specific context provided. TESC will not disseminate any material that does not comply with the requirements of this subsection (a). TESC shall not make available to any third party all or any part of the Marks for any sponsorship, advertising, promotional public service, or commercial announcement of any party, product, or service, nor shall TESC use any of the Marks for any sponsorship, advertising, promotional public service, or commercial announcement of any party, product, or service not previously approved by Playboy.

(b)           Playboy Marketing Assistance. Playboy shall provide to TESC and its Affiliates, upon TESC’s or its Affiliates’ request, marketing and promotional advice for purposes of marketing the Services. Further, Playboy will make available to TESC and its Affiliates, upon the same terms provided to any other Distributor, promotional, marketing and sales and other Service-related materials related to the Services which it produces or provides to Distributors, and will make available to TESC and its Affiliates, at prices not exceeding Playboy’s actual cost, reasonable quantities of Playboy’s then-available promotional, marketing and sales materials related to the Services.

(c)           TESC Marketing Assistance. TESC and its Affiliates agree to market and promote the Services in a comparable manner to how such parties promote and market other Adult programming services, except for marketing or promotional campaigns funded by another Adult programmer, provided TESC or its Affiliate also offer Playboy the opportunity to fund similar promotional campaigns.

(d)           Use of Remotes. The parties acknowledge that Playboy TV has a dedicated channel on TESC’s EPG co-located adjacent to the Playboy TV broadcast feed location with embedded interactive triggers whereby a Subscriber can utilize a remote control to subscribe to (collectively “Self Provisioning”). Such Self Provisioning is intended to direct a customer to push a button on his or her remote control in order to subscribe to Playboy TV. Once the customer clicks on the trigger, the customer is transferred to a screen from which the customer may make a Subscription Purchase for Playboy TV. TESC and its Affiliates shall continue to offer Self Provisioning in substantially the same manner as deployed in the Transmission System as of the Effective Date. *****.

(e)           TESC Identifying Information. In no event will Playboy or any of its Affiliates directly or indirectly use any TESC Identifying Information in connection with the marketing or promotion of the Services without TESC’s prior written approval, which approval may be withheld by TESC its sole discretion. For purposes of this Lease, “TESC Identifying Information” shall mean any logos, trademarks, service marks, trade names or other information in any form now or hereafter used by TESC and/or any of its Affiliates to identify itself or themselves or any of its or their products and/or services. Playboy shall provide to TESC, at least thirty (30) days prior to first use, an example of any advertising or promotional materials to be used by Playboy and/or any of its Affiliates that directly or indirectly uses any TESC Identifying Information in connection with the marketing and promotion of the Services, which use has not, within the past twelve months, been approved by TESC in substantially the form intended for use. TESC may reject any such materials for any reason or no reason in its sole and absolute discretion, and Playboy shall not use such rejected materials. In the event that TESC does not grant written approval of marketing materials within five (5) business days after receiving them from Playboy, the marketing materials submitted shall be deemed rejected and Playboy and its Affiliates shall be prohibited from using such materials. Notwithstanding the foregoing, Playboy may market and promote the Services as being available on a “high-powered DBS service” (or words of substantially the same import). Playboy acknowledges and agrees that the TESC Identifying Information is the exclusive property of TESC and its Affiliates and that Playboy has not and will not acquire any proprietary rights therein by reason of this Lease or otherwise. Except as provided herein, Playboy shall at no time adopt or use, without TESC’s prior written consent, any variation of TESC Identifying Information, or any work or mark likely to be similar to or confused therewith. Any and all goodwill arising from Playboy’s use of the TESC’s Identifying Information shall inure solely to the benefit of TESC.

(f)            Equitable Relief. Each party agrees that a breach of sections 8(a) or 8(e) will result in the substantial likelihood of irreparable harm and injury to the harmed party for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the damaged party shall have the right, in addition to any other remedies available to it, to obtain immediate injunctive relief as well as other allowable equitable relief for any breach or potential breach of such subsections. The right to equitable relief will be in addition to any other right or remedy available under this Lease, at law or in equity.

(g)           Marketing by Playboy. Subject to subsection 8(e) above, Playboy will use commercially reasonable efforts to market and promote the Services to Subscribers throughout the Territory. Playboy may not undertake marketing tests, surveys and/or other research using the Subscribers without TESC’s prior written consent; provided, that, *****, one statistically valid research study examining Subscribers’ attitudes with respect to the Services, buy rates for the Services and other relevant data, and shall provide the results of such study to TESC. All information related to any such study, including without limitation the results of the study, shall be Confidential Information. In addition, provided that TESC continues to distribute Playboy TV (on a PPV and subscription basis) and Fresh! and is not otherwise in un-cured breach (or is in or alleged to be in breach but has not yet had the benefit of the full cure period provided for in this Lease) under this Lease, Playboy agrees to *****.

(h)           Marketing Restrictions. Neither TESC nor Playboy shall market or promote, or attempt to market or promote, purchase of the Services by persons or entities which they know or have reason to know: (i) are under the age of eighteen (18) or such other applicable age of majority; (ii) may not legally purchase the Services or to whom the Services may not legally be sold; or (iii)  intend to resell the Services or provide the Services to third parties on a free-to-guest basis. Notwithstanding anything to the contrary contained in this Lease, TESC shall have absolutely no obligation to (1) authorize, and hereby expressly retains the right to deauthorize any Set-Top Box which TESC determines in its sole judgment is: (a) located in or is going to be located in any Op-Out Location; (b) being used or is going to be used to view the Services in any Opt-Out Location; or (c) within the control of any person who may not legally purchase a Service or to whom a Service may not legally be sold, or (2) authorize a Set-Top Box to receive a Service unless the prospective Subscriber provides TESC with a street mailing address (i.e., not a post office box).

(i)            Electronic Program Guide. The Services shall be listed on the electronic program guide (“EPG”) and on applicable web pages in a manner similar to and no less prominently than other similar Adult oriented television programming subscription and/or pay per view services transmitted by TESC via the Transmission System. At such time as is technically feasible and commercially reasonable (as determined by TESC), TESC agrees to map Playboy TV adjacent to other premium programming services such as HBO and Showtime. TESC will explore the feasibility of obtaining preferential listings of the Services among Adult services. Notwithstanding the foregoing, TESC reserves the right to (i) enable Subscribers and/or customer service representatives to remove any of the Services from the Subscribers’ EPGs, and (ii) alter, substitute, delete or otherwise modify the display of individual program titles on the EPG, as TESC determines in its sole reasonable discretion.

(j)            Additional Services. If; during the Term, Playboy offers a new Adult programming service in addition to the Services, Spice: Excess, Club Jenna, Shorteez, Skin, Playboy en Español and their respective VOD derivatives (each, an “Additional Service”) to any other Distributor, Playboy shall offer the Additional Service to TESC on the same terms and conditions as which it was offered to the other Distributor in compliance with the *****; provided, that, TESC shall have sixty (60) days from receipt of notice to avail itself of the Additional Service; provided, further that, the foregoing sixty (60) day period shall extend for a reasonable period (not to exceed ninety (90) days) in the event the parties are engaged in good faith negotiations concerning the terms and conditions appurtenant to the Additional Service or in the event TESC has sought, in good faith, additional information concerning the terms and conditions in order that it may make a reasonably informed decision concerning the Additional Service. Alternatively, with the consent of Playboy, TESC may replace a Service with the Additional Service, and the terms and conditions of this Lease shall apply to the Additional Service as if the Additional Service were the replaced Service.

9.	REPRESENTATIONS AND WARRANTIES:

(a)           Mutual Warranties. Each party represents and warrants to the other that: (i) it is duly organized, validly existing and in good standing under the laws of the state or country under which it is organized; (ii) it has the power and authority to enter into this Lease and to perform fully its obligations hereunder; (iii) the individual executing this Lease on its behalf has the authority to do so; and (iv) the obligations created by this Lease, insofar as they purport to be binding on it, constitute legal, valid and binding obligations enforceable in accordance with their terms.

(b)           Playboy Warranties. Playboy represents, warrants and covenants to TESC that:

(i)            it presently has and will continue to have, at all times during the Term, all rights necessary to grant TESC the rights contracted for by TESC under this Lease free and clear of all liens, restrictions, charges, claims and encumbrances.

(ii)           it has obtained and will maintain throughout the Term all licenses, permits, exemptions, authorizations and consents necessary to fully perform this Lease.

(iii)           it and the Services presently are, and will remain at all times during the Term, in full compliance with the Law, including without limitation all Laws enforced, administered, promulgated or pronounced in the United States and in the country or countries in which the content for the Services originated.

(iv)           To the extent necessary to ensure proper copyright clearance, Playboy has applied for a “through-to-the-viewer” music performance license from each music performance society, including, without limitation ASCAP, BMI and SESAC who hold licenses or represent license holders of any musical content included in any of the Services. Playboy shall use best efforts to obtain a “through-to-the-viewer” music performance license from those organizations to the extent they make such license available to Playboy on commercially reasonable terms. TESC has been informed and understands that Playboy may not pursue a “through-to-the-viewer” music performance license from SESAC, in such event Playboy agrees to indemnify, defend and hold TESC and all other TESC Indemnitees harmless, in accordance with the “Indemnification” section below. If any music performance society, such as ASCAP, BMI or SESAC refuses to make available to Playboy a “through-to-the-viewer” music performance license, or offers such license on commercially unreasonable terms, Playboy shall not be required to initiate litigation to compel the music performing rights society(ies) to grant a “through-to-the-viewer” music performance license. lf, due to court order or other governmental decree from a body of competent jurisdiction, or as a result of one or more of ASCAP’s or BMI’s failure to offer one on a commercially reasonable basis, such “through-to-the-viewer” license is not available to Playboy, Playboy shall continue to maintain a license “through to the headend” provided such license is available from ASCAP and/or BMI on commercially reasonable terms. If and when Playboy obtains a “through-to-the-viewer” music performance license, Playboy shall maintain such license throughout the Term of the Lease, unless such license is no longer available due to a court order or other governmental decree from a body of competent jurisdiction, in which case the terms of this Section shall apply. Notwithstanding the foregoing, under no circumstances shall TESC be responsible for any fees related to music performing licenses and Playboy hereby represents and warrants that Playboy will indemnify, defend, and forever hold harmless TESC from and against any claims in connection with the Services, and Playboy’s VOD services, if applicable, by music performance rights societies and others as provided in the “Indemnification” section below.

(v)           to the best knowledge of Playboy, no third party has or has claimed any rights which would be inconsistent with the rights granted to TESC in this Lease;

(vi)           it is under no contractual or other legal obligation that shall in any way interfere with its full, prompt and complete performance under this Lease.

(vii)         without limiting the generality of any other provision of this Lease, no programming on a Service shall knowingly violate 18 USC 2257 or 28 CFR 75 or any successor legislation or code. Playboy has prepared, maintained and executed, and at all times during the Term and for a period of seven (7) years thereafter shall, prepare, maintain and execute any documents or records, and provide TESC with copies of any documents or records (at TESC’s cost and expense) which are lawfully required or compelled to be provided by any Court of competent jurisdiction or governmental or regulatory agency pursuant to or in connection with Title 18, U.S.C. § 2257, as amended, and/or the associated regulations found at 28 C.F.R. 75.1 et. seq., as amended, and/or any successor statute or regulation (collectively, “Section 2257”). Playboy warrants and represents that it is in possession of such documents and records, and maintains them in accordance with Section 2257. Playboy shall keep TESC apprised of the physical address where all required records are compiled and maintained pursuant to Section 2257, and, if lawfully required or compelled by any Court of competent jurisdiction or governmental or regulatory agency, shall provide TESC with the full legal name of its records custodian. If required by law, Playboy will be identified as a “primary producer” in any and all disclosure statements associated with the Services pursuant to Section 2257. Playboy further agrees to cooperate with TESC in connection with any inspections or government inquiries initiated pursuant to Section 2257 by making such records available to the appropriate Court of competent jurisdiction or governmental or regulatory agency in full compliance with the then-applicable provisions of Section 2257. TESC shall have the right to inspect such documents and records at any time during regular business hours at Playboy’s location for maintaining the records with five (5) business days’ prior written notice from TESC; provided, that if TESC desires access to the records in question in connection with an inquiry of any kind from a governmental agency, then only one (1) business days’ prior written notice from TESC will be required. No programming on a Service containing “actual sexually explicit activities” as defined by Section 2257 shall contain material created prior to July 3, 1995 unless Playboy has documentation that all performers in such “actual sexually explicit activities” were, at the time the material was created, over the age of eighteen (18) years.

(viii)           it has procured and shall maintain during the Term, at its sole expense, broadcasters errors and omissions insurance covering the Services and all elements thereof, from a nationally recognized insurance carrier having at least a “Best’s” rating of A- or better, with a per occurrence limit of no less than $5 million and a maximum self-insured retention of $5,000,000; and further that (A) such insurance shall remain in full force and effect throughout the Term; (B) TESC and its Affiliates, and its and their directors, officers, employees, agents and shareholders, shall be named as additional insureds on the insurance policy; (C) Playboy shall provide TESC with documentation to such effect upon the execution hereof; (D) within ten (10) business days after the expiration of such policy or as soon as otherwise available, Playboy shall provide TESC with appropriate proof of issuance of a policy continuing in force and effect the insurance covered by the insurance so expiring; and (E) Playboy or its insurer shall make reasonable efforts to provide TESC with at least thirty (30) days prior written notice of any changes in such policy if they pertain to the specifics of this Lease. Playboy’s indemnity obligations set forth herein shall not be negated or reduced by virtue of Playboy’s insurance carrier’s denial of insurance coverage for the occurrence or event which is the subject matter of the claim or refusal to defend TESC and/or any of its Affiliates. Compliance by Playboy with the requirements of this section as to carrying insurance and furnishing proof thereof to TESC shall not relieve Playboy of its indemnity liability set forth herein or its liability to TESC specified in any other provision of this Lease.

(c)           TESC’s Warranties. TESC represents, warrants and covenants to Playboy that TESC presently is, and will remain at all times during the Term, in material compliance with all Laws that impact TESC’s ability to comply with the terms of this Lease.

10.	INDEMNIFICATION:

(a)           Playboy’s Indemnification. Playboy shall indemnify, defend and hold harmless TESC, its Affiliates, and each of their present and future contractors, subcontractors, authorized distributors, authorized Sub-Distributors (in compliance with the terms of this Lease), directors, members, officers, employees and agents, and each of their respective assigns, heirs successors and legal representatives (collectively, the “TESC Indemnitees”) from, against and with respect to any and all third-party claims, losses, damages, lawsuits, judgments, actions, penalties, liabilities, costs and expenses (including reasonable court costs and outside attorney fees) (collectively, “Claims”) incurred in connection with any civil, criminal, administrative and other claims against any of the TESC Indemnities arising out of or relating to: (i) the actual or alleged breach or default by Playboy of any provision contained in the Lease; (ii) the content of the Services (including, without limitation, advertising), including, without limitation, any claims alleging that the transmission of any content is defamatory, libelous, slanderous, obscene, or violates or infringes any copyright, trademark, right of privacy or literary, dramatic or music performance right or any other right of any person or entity; (iii) the sale or marketing of any products or services by, through or on the Services (unless the relevant materials are provided by TESC); (iv) Playboy’s or the Services’ failure to comply with all Laws or any other act, omission or failure on Playboy’s part that causes TESC or its Affiliates to violate any Law or court or administrative decree; (v) Playboy’s failure to have acquired at the pertinent time when all or part of the Services are made available to Affiliate, good title to, and/or each and every property right or other right necessary for it to satisfy the obligations imposed on it pursuant to this Lease; (vi) Playboy’s advertising and marketing of the Services; (vii) materials relating to the Services, including without limitation advertising or promotional copy, supplied or permitted by Playboy; and/or (viii) the delivery by TESC or a Subdistributor of any of the Services to any geographic area in the Territory.

(b)           Territorial Restrictions. Notwithstanding the requirements of Section 10(a) above, Playboy’s indemnification obligation pursuant to subsection l0(a)(viii) only shall not be valid or enforceable with regard to TESC’s transmission of Fresh! in any jurisdiction for which Playboy reasonably determines that there is an increased risk level of distribution of one or more of the Services (each, a “Restricted Territory”), and Playboy notifies TESC in writing that such increased risk level exists and indemnification is not available for a Service in any Restricted Territory. Playboy shall promptly notify TESC of any change in the Law or risk level of which it becomes aware during the Term that could reasonably be expected to impact TESC’s transmission of Adult programming to any geographical area in the Territory. Playboy shall use reasonable efforts to keep apprised of all Laws related to the delivery of Adult programming.

(c)           TESC’s Indemnification. TESC shall indemnify, defend and hold harmless each of Playboy, its Affiliates, and each of their present and future directors, officers, employees and agents, (collectively, the “Playboy Indemnitees”) from, against and with respect to any and all Claims incurred in connection with any claim against the Playboy Indemnitees arising out of (i) the actual or alleged breach or default by TESC of any provision contained in the Lease and, in the case of the provisions of Section 8(a) and (b), such indemnity shall be extended to TESC’s Affiliates using Playboy’s Marks in violation of such provisions; (ii) any advertising materials created by TESC and inserted in a Service by TESC (unless the relevant materials are created and inserted at the direction of Playboy); (iii) third party claims arising from the failure of TESC’s and/or its Affiliates equipment; and/or (iv) claims arising from an assertion that technology deployed by TESC and/or its Affiliates is deployed in violation of any United States patent.

(d)           Claim. The indemnified party shall give the indemnifying party prompt notice of any Claim to which the foregoing indemnities apply; provided, that the indemnifying party’s obligations shall not be affected by any delay or failure in providing such notice unless the indemnifying party reasonably demonstrates that the defense or settlement of the claim was materially prejudiced thereby. The indemnifying party shall have the right to control the litigation, compromise, settlement or other resolution of such claim or litigation (other than the entry of a guilty plea or similar plea by or on behalf of the indemnified party in a criminal or quasi-criminal action); provided, that the indemnifying party may not dispose of or otherwise settle a claim adverse to an indemnified party without first obtaining the indemnified party’s consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party will cooperate fully, at the indemnifying party’s expense, with the reasonable requests of the indemnifying party in the indemnifying party’s defense of such claim or litigation and shall have the right, but not the obligation, to join in and be represented by its own counsel, at its own expense. Further, the indemnified party agrees it shall not issue any statements regarding the facts or issues regarding the claim, including with regard to any indemnification received hereunder, unless compelled to do so by a court or government authority of competent jurisdiction.

11.	EARLY TERMINATION RIGHTS:

In addition to all other rights to termination specifically set forth in this Lease or available at law or in equity, either party shall have the right to terminate this Lease if the other party has (i) breached any of its material obligations under this Lease (unless the breach is cured within the thirty (30)-day period following receipt of notice of the breach; provided, that if a shorter or longer cure period is provided elsewhere in this Lease for a particular breach, then such shorter or longer cure period shall apply and, in the case where immediate termination is provided for elsewhere in this Lease, immediate termination shall apply. Each party agrees and acknowledges that there are certain breaches which are incapable of being cured and are therefore not subject to the thirty (30) day cure period); (ii) filed a petition in bankruptcy, is unable to pay current bills when due, or has sought relief under any Law related to its financial condition or its ability to meet its payment obligations; or (iii) had any involuntary petition in bankruptcy filed against it, or any relief under any such Law has been sought by any of its creditors, unless the involuntary petition is dismissed, or the relief is denied, within sixty (60) days after it has been filed or sought. In addition, TESC shall have the right to terminate this Lease immediately and without liability (except for amounts payable to Playboy through the effective date of termination) upon notice to Playboy if any person or entity who, as of the Effective Date, did not possess, directly or indirectly, the power to direct or cause the direction of management or policies of Playboy or of Playboy Enterprises, Inc., whether by virtue of the ownership of voting stock, by contract or otherwise, later comes into possession of such power. In addition, TESC shall have the right to terminate this Lease immediately and without liability (except for amounts payable to Playboy through the effective date of termination) upon notice to Playboy if: (I) the delivery of any of the Services by Playboy to TESC is discontinued or interrupted for a continuous period of fifteen (15) days, (II) Playboy, or any executive officer or director of Playboy, is convicted in a court of competent jurisdiction of any criminal offense related to Adult content, (III) Playboy is found to have failed to comply with any Law related to Adult content, including, without limitation, the provisions of 18 U.S.C. 2257, (IV) Playboy is found to have falsified, or Playboy is criminally charged or indicted for falsifying, any documents, records or reports required by this Lease or any Law related to Adult content, (V) Playboy is criminally charged or indicted for, fraud, misrepresentation or illegal action in connection with this Lease, and/or (vi) Playboy assigns or attempts to assign this Lease in whole or in part. In addition to and not in limitation of the foregoing, in the event that TESC determines in good faith, in its sole discretion, that the activities contemplated under this Lease or any other circumstances, including without limitation an increase in obscenity prosecutions or citizen protests against adult-oriented products or services, may: (A) adversely impact the business, reputation, or goodwill of TESC and/or any of its Affiliates; or (B) result in the institution of civil, criminal, administrative or other proceedings against TESC and/or any of its Affiliates, or any of their officers, directors or employees, TESC will have the right to terminate this Lease after evaluating and implementing commercially reasonable methods to address TESC’s commercially reasonable concerns; provided, that TESC may only take action under this sentence in the event that it treats all providers of similar content in the same manner. In addition to and not in limitation of the foregoing, and notwithstanding any other provision of this Lease to the contrary, TESC may terminate this Lease for any reason or no reason in its sole judgment upon thirty (30) days advance written notice to Playboy, without any liability to Playboy whatsoever (other than remitting any portion of Gross Revenues due and owing Playboy under this Lease as of the date of such termination). If by reason of regulatory or legislative action or interpretation, TESC’s provision of any Service programming violates any Law, rule, regulation or order as determined by a judgment on the merits in a court of competent jurisdiction (a “Judgment”), then TESC may take such actions as it deems necessary in its sole judgment to protect the business, reputation, and goodwill of TESC and/or any of its Affiliates and to prevent the institution of any such proceedings against TESC and/or any of its Affiliates, including without limitation termination of the Lease and suspension and/or restriction of the transmission of all or any of the Service in the Territory or any portion of the Territory or to certain Subscribers within the Territory, but only in so far as it relates to the Service or portion of the Service that is the subject of the Judgment. For clarity, TESC’s right to terminate this Lease shall apply with respect to the Services on a channel per channel basis (i.e. TESC shall have the right to terminate this Lease with respect to each Service based upon Playboy’s breach of this Lease as it relates to each such Service, without terminating this Lease in whole). For clarity, in lieu of the foregoing, TESC may terminate this Lease as a whole. Not earlier than fifteen (15) months for the Playboy TV Service, and not earlier than twelve (12) months for the fresh! Service, from the Effective Date, Playboy shall have the right to discontinue provision of the applicable Service, in its sole and absolute discretion, provided, that, Playboy generally discontinues distribution of such Service to all Distributors contemporaneously and shall not thereafter re-enter or re-introduce the Service or any substantially similar service in the market during the remainder of the Term hereof.

12. *****

13. NOTICES:

All notices, reports and consents in connection with this Lease shall be in writing and shall be sent postage prepaid by certified mail, return receipt requested; by hand delivery; or by Federal Express or similar overnight delivery service, to the other party at the following address (unless either party at any time designates another address for itself by notifying the other party by certified mail, in which case the new address shall be used).

To Playboy:	Playboy Entertainment Group, Inc.
2706 Media Center Dr.
Los Angeles, CA 90065
Attention: Scott Flanders, CEO
cc: Senior VP Business & Legal Affairs

To TESC:	Transponder Encryption Services Corporation
90 Inverness Circle East
Englewood, Colorado 80112
Attention: President
cc: Office of the General Counsel

Notice, report or consent given by hand delivery shall be deemed given on delivery. Notice, report or consent given by certified mail, return receipt requested shall be deemed given the date set forth on the receipt. Notice, report or consent given by Federal Express or similar overnight delivery service shall be deemed given on the next business day following delivery of the notice, report or consent to such service with instructions for overnight delivery.

14.	CONFIDENTIALITY:

(a)           Confidential Information. Neither TESC nor Playboy shall disclose (orally, in writing, by press release or by public disclosure of any kind or otherwise) to any third party (other than their respective officers, directors and employees, in their capacity as such, and on a need-to-know basis, and each parties’ respective auditors, consultants, financial advisors, lenders, attorneys and existing and potential third-party financial investors in Playboy, a Service or TESC, subject to a confidentiality agreement between the relevant party and such third-party financial investors) any Confidential Information except: (i) to comply with the Law; (ii) to the extent necessary to comply with the valid order of an administrative agency or a court of competent jurisdiction, in which case redacted to the greatest extent possible, in which event the party making such disclosure shall so notify the other as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (iii) in order to enforce its rights pursuant to this Lease; or (iv) if mutually agreed to in writing in advance by TESC and Playboy. For purposes of this Lease, “Confidential  Information” shall mean all non-public information disclosed by one party to the other in connection with this Lease, a Service or transmission of a Service including without limitation technical information, technical or marketing tests, product plans, and information with respect to the terms and provisions of this

Lease, including its existence. Playboy acknowledges and agrees that any and all Subscribers shall be deemed customers of TESC or its Affiliates and that any and all information relating to Subscribers including without limitation the names, addresses, and any other personally identifying information of any Subscriber (“Subscriber Information”) shall be Confidential Information. TESC shall have absolutely no obligation whatsoever to (and nothing in this Lease shall require TESC to) disclose Subscriber Information to Playboy or anybody acting on Playboy’s behalf. If agreed to in writing by both parties in advance, within thirty (30) days after the execution of this Lease, Playboy and TESC may issue, either separately or jointly, a press release or public announcement concerning this Lease; provided, that the content of the press release or public announcement shall be mutually agreed upon, in writing, by Playboy and TESC prior to such release.

(b)           Equitable Relief. Each party agrees that a breach of this section will result in the substantial likelihood of irreparable harm and injury to the other party for which monetary damages alone would be an inadequate remedy, and which damages are difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available to it, to obtain immediate injunctive relief as well as other allowable equitable relief for any breach or potential breach of this section. The right to equitable relief will be in addition to any other right or remedy available under this Lease, at law or in equity.

15.	MISCELLANEOUS:

(a)           Assignment. This Lease shall inure to the benefit of and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, neither party may assign or otherwise transfer any of its rights or obligations under this Lease, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily or by operation of law without the prior express written consent of the other party. Notwithstanding the foregoing, either party (subject to TESC’s right to terminate the Lease with respect to one or both of the Services as set forth in Section 11) shall have the right to assign some or all of its rights and/or obligations under this Lease, without obtaining the consent of the other party, to (i) an Affiliate and; (ii) a successor entity to its business, whether by merger or by sale of all or substantially all or its assets or stock. In the event of any valid assignment of this Lease in accordance with the terms of this subsection, the assigning party shall remain secondarily liable to the non-assigning party in the event of any breach or default under this Lease by the assignee.

(b)           Service Combinations. In the event that Playboy acquires control of, any other programming service (a “Merger”), if TESC or its Affiliate has (at the time of the Merger) an agreement regarding distribution or transmission of the other service (a “Current Contract”), TESC shall have the right to continue to distribute the other programming service under the Current Contract.

(c)           Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, EXCEPT WITH RESPECT TO THE CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS LEASE, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER

FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS LEASE FOR ANY REASON WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE AND WHETHER FORESEEABLE OR NOT.

(d)           Governing Law. This Lease and all matters or issues collateral thereto shall be governed by the Laws of the State of New York, without regard to the conflict of law rules thereof The Federal and state courts located in the State of New York shall have exclusive jurisdiction to hear and determine any claims, disputes, actions or suits which may arise under or out of this Lease and each party hereby waives its right to make any claim to the contrary.

(e)           Relationship. The relationship of the parties is that of independent contractors. Nothing in this Lease shall be construed or implied to create a relationship of agency, partners, affiliates, joint employers, or joint venturers. Neither party shall have the power or authority to act for the other in any manner or to create obligations or debts which would be binding on the other. Neither party shall be responsible for any obligation of the other or be responsible for any act or omission of the other or any employee of the other. Each party shall be responsible for all wages, salaries, taxes and expenses incurred for or by its employees. Neither party shall be, or hold itself out as, the agent of the other or as joint venturers under this Lease. No Subscriber has or shall be deemed to have any privity of contract or direct contractual or other relationship with Playboy and no supplier of advertising or programming or anything else included in the Service by Playboy shall be deemed to have any privity of contract or direct contractual or other relationship with TESC or its Affiliates by virtue of this Lease. Playboy disclaims any present or future right, interest or estate in or to the transmission facilities of TESC and its Affiliates, such disclaimer being to acknowledge that neither TESC nor the facilities of it or its Affiliates are common carriers.

(f)           Force Majeure. Notwithstanding any other provision in this Lease, neither Playboy nor TESC shall have any liability to the other or any other person or entity with respect to any failure of Playboy or TESC, as the case may be, to transmit a Service or perform its obligations under this Lease if the failure is due to any failure or degradation in performance of TESC’s or Playboy’s (or either of their Affiliates’) satellite(s) or the or transponders on such satellite(s) or any failure or degradation of the Transmission System, or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, any automated billing and authorization system), any failure at the origination and uplinking center used by Playboy or TESC (including without limitation the Facility), any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Playboy or TESC, as the case may be (a “Force Majeure”), and such non-performance shall be excused for the period of time such failure(s) causes non-performance; provided, however, the parties mutually agree that it is commercially or technically unfeasible to cure a Force Majeure with respect to the Transmission System or a satellite with respect to all programming services affected by the failure of the Transmission System or the satellite, then either party may terminate this Lease effective upon written notice to the other party. Playboy acknowledges and agrees that although a Service may at any given time be uplinked to only one (1) of several satellites, failure or degradation in any of such satellites may require TESC to reduce the number of programming services available for allocation among such satellites, with such reduction including, without limitation, curtailment or termination of the transmission of one or both of the Services by TESC, at TESC’s sole discretion; provided that the Service will be treated on a pari passu basis with any other service of similar content to the Services. Accordingly, Playboy further acknowledges and agrees that the provisions set forth in the first sentence of this paragraph shall apply and shall exculpate TESC and its Affiliates and excuse the performance of TESC hereunder in the event of a failure or degradation of any of the satellites or the transponders on any such satellites, regardless of whether the satellite to which a Service is uplinked at the time of such failure or degradation is itself the subject of such failure or degradation. If a Service is interrupted or discontinued as a result of a Force Majeure, TESC shall have the right, immediately, to insert programming of its choice on the channel identified with the Service until the Service is fully operational again.

(g)           Severability. The invalidity under applicable Law of any provision of this Lease shall not affect the validity of any other provision of this Lease. In the event that any provision in this Lease is determined to be invalid, unenforceable or illegal, (A) the provision shall be reformed to the minimum extent necessary to cause the position to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Lease or (B) if the provision cannot be so reformed, the provision shall be severed from this Lease and the remainder of the Lease shall remain effective and shall be construed in accordance with its terms as if the invalid, unenforceable or illegal provision were not contained in the Lease.

(h)           Survival. Any provision of this Lease which logically would be expected to survive termination or expiration of the Lease shall survive termination or expiration. In addition and not in limitation of the foregoing, all representations, warranties, covenants, indemnifications, confidentiality obligations, audit rights and limitations of liability shall survive the termination or expiration of this Lease for the longer of seven (7) years or the longest period permissible under applicable Law(s).

(i)           No Inference Against Author. Playboy and TESC each acknowledge that this Lease was fully negotiated by the parties and, therefore, no provision of this Lease shall be interpreted against either party because that party or its legal representative drafted the provision.

(j)           Headings; References. The titles and headings of the sections in this Lease are for convenience only and shall not in any way affect the interpretation of this Lease. Any reference in this Lease to a ‘section’ or an ‘exhibit’ shall, unless the context expressly requires otherwise, be a reference to ‘section’ in, or an ‘exhibit’ to this Lease. Any reference in this Lease to the singular form of a word shall automatically include the plural form of the word, if applicable, and any reference to the plural shall include the singular, if applicable. Forms of the word ‘include’ mean ‘including, without limitation’ and references to ‘hereunder,’ ‘herein,’ ‘hereof,’ and the like, refer to this Lease.

(k)           Waivers; Cumulative Remedies. The failure of either party to insist upon strict performance of any provision of this Lease shall not be construed as a waiver of any subsequent breach of the same or similar nature. Any waiver of any provision of this Lease must be in writing. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

(l)           Integration. This Lease, including its Exhibits, constitutes the entire agreement between the parties to this Lease. All exhibits referenced in this Lease are hereby incorporated in the Lease by this reference. This Lease may not be modified except in a writing executed by both parties. Except as expressly provided by this Lease, no party shall be bound by any communications between them on the subject matter of this Lease unless the communication is (i) in writing, (ii) bears a date contemporaneous with or subsequent to the date of this Lease, and (iii) is agreed to by both parties. Upon due execution of this Lease by both parties, all prior agreements and understandings between the parties including, without limitation, the Prior Agreement, shall be null and void. The parties specifically acknowledge there are no unwritten side agreements or oral agreements between the parties which alter, amend, modify or supplement this Lease.

(m)           Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument.

(n)           *****

(o)           Reservation of Rights. All rights that Playboy may have that are not specifically granted to TESC by this Lease in and to the Service (including, without limitation all intellectual property rights in the Service) are expressly reserved, as between TESC and Playboy, to Playboy.

(p)           Clean Slate. TESC and Playboy acknowledge that, with respect to all amounts due by either party or its Affiliates to the other for obligations incurred prior to the Effective Date (“Clean Slate Claims”), all payment and other obligations shall be deemed fully performed, and each party waives and discharges any claim with respect to any and all Clean Slate Claims.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.
TESC:		PLAYBOY:

Transponder Encryption Services Corporation		Playboy Entertainment Group, Inc.

By:	/s/ Ira Bahr	By:	/s/ Roy Liebrecht

Title:	Pres. TESC	Title:	V.P. of Business and Legal Affairs

Payment Address:
Playboy Entertainment Group, Inc.
2740 Paysphere Circle
Chicago, IL 60674-2740

TRANSPONDER ENCRYPTION SERVICES CORPORATION
AMENDED AND RESTATED
SATELLITE CAPACITY LEASE

EXHIBIT A

CHANNEL DESCRIPTIONS

PLAYBOY TV

*****

FRESH!

*****

TRANSPONDER ENCRYPTION SERVICES CORPORATION
AMENDED AND RESTATED
SATELLITE CAPACITY LEASE

EXHIBIT B

RENT

A.           Rent. Subject to the provisions of the Lease, TESC shall (i) collect Gross Revenues in connection with the Services, (ii) retain TESC’s Share of Gross Revenues as rent for the use of the transponders (“Rent”), and (iii) remit Playboy’s Share of Gross Revenues to Playboy on a monthly basis as set forth in Section 6 of the Lease, in accordance with the following table:

	TESC’s Share of Gross Revenues*	Playboy’s Share of Gross Revenues*
Playboy TV	*****	*****
Fresh!	*****	*****

* *****

B.            *****

C.            Reporting Period. For purposes of this Lease, “Reporting Period” shall mean the period of time between the 22nd day of one calendar month and the 21st day of the following calendar month. TESC may change such period from time to time in TESC’ s sole judgment.